UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 21, 2009

LSB Financial Corp.
(Exact Name of Registrant as Specified in Its Charter)

Indiana	0-25070	35-1934975
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Main Street, Lafayette, Indiana		47901
(Address of Principal Executive Offices)		(Zip Code)

(765) 742-1064
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Election of New Director.  On December 21, 2009, the Board of Directors of LSB Financial Corp. (“Company”) elected Stephen E. Belter as a member of the Board of Directors, to serve with the class of directors whose terms expire in 2010.  There are no arrangements or understandings between Mr. Belter and any other person pursuant to which he was elected as a director. Mr. Belter was also appointed to the Nominating Committee of the Board.

In connection with his election to the Board, Mr. Belter was granted 3,750 stock options at an exercise price of $10.10. These options will vest in 20% increments commencing on December 21, 2010, the first anniversary of the date of grant, and continuing on each of the four anniversaries thereafter.  The options expire in ten years.

Mr. Belter is an owner, President and Managing Member of Indiana Datapipe, LLC, an Indiana limited liability company. Indiana Datapipe, LLC and Mr. Belter have entered into various credit facilities with Lafayette Savings Bank, FSB, the Company’s wholly owned subsidiary. All such credit facilities were (i) made in the ordinary course of business, (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and/or Lafayette Savings Bank, FSB; and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

A copy of the press release announcing Mr. Belter’s election to the Board is furnished herewith as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued December 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: December 23, 2009	LSB Financial Corp.

	By:	/s/ Mary Jo David
Mary Jo David, Treasurer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Location

99.1	Press Release, dated December 23, 2009	Attached